Exhibit 23.2

CONSENT OF MARSHALL MILLER & ASSOCIATES, INC.

Marshall Miller & Associates, Inc. issued reports dated May 17, 2023, February 13, 2024, and February 11, 2025 relating to estimates of certain coal reserves of Warrior Met Coal, Inc. (the “Company”) (the “Reports”), which are included or incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. We hereby consent to (i) the incorporation by reference of the Reports in the Company’s Registration Statement on Form S-3ASR (this “Registration Statement”); (ii) the use in this Registration Statement of the information contained in the Reports; and (iii) the references to Marshall Miller & Associates, Inc. in this Registration Statement. We further consent to the reference to our firm under the heading “Experts” in this Registration Statement.

Marshall Miller & Associates, Inc.

By:	/s/ Steven A. Keim
Name:	Steven A. Keim
Title:	President

Dated:	September 26, 2025